Exhibit 10.10

September 27, 2021

Steven J. Barr

Dear Steve:

iFit Health & Fitness Inc (together with its successors and assigns, the “Company”) is pleased to offer to continue your employment on the following terms as of the date hereof (the “Effective Date”):

1. Position. Your title will be Executive Vice President and Chief Financial Officer, and you will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $750,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to upward (but not downward) adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also be eligible for an Annual Bonus target equal to 100% of your Base Salary (“Target Bonus”), with a maximum opportunity equal to 2 times your Base Salary. The actual Annual Bonus payout will be based on achievement of performance goals to be determined by the Company’s Board of Directors or its Compensation Committee. The Annual Bonus, if any, will be payable: with a first installment equal to forty percent (40%) of a good faith estimate of the bonus for such year, to be paid during the month of December of such year and a final installment to be paid as promptly as reasonably practicable after the end of, but not later than the 75th day after the end of each such fiscal year.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee and contingent upon the effectiveness of the Company’s initial public offering (IPO), on the IPO Date you will be granted an option to purchase 18,800 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be at Fair Market Value (as defined in the Plan) as determined by the Board of Directors or the Compensation Committee on the date the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s then current Stock Plan (the “Plan”), as described in the Plan and your individual Stock Option Agreement consistent with this Agreement. The Option is subject to the following vesting schedule: 25% of the Option shares shall vest on the anniversary of the grant date and the balance will vest in equal quarterly installments over the following 36 months of continuous service. Notwithstanding the foregoing, in recognition of your prior service to the Company, the first 25% of the Option shares shall be fully vested upon the grant date, and the balance will vest in equal quarterly installments over the next 36 months of continuous service thereafter, as described in your individual Stock Option Agreement. “IPO Date” shall mean the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s Common Stock, pursuant to which the Common Stock is priced for the initial public offering. Subject to approval by the Company’s Board of Directors, if the Company is subject to a Change in Control (as defined below) before your service terminates and your employment is terminated without Cause or you resign for Good Reason within 12 months following such Change in Control or in the period after a definitive agreement is executed which results in a Change in Control, 100% of the Option shares will vest (the “Change in Control Acceleration”). For purposes of this Agreement, “Change in Control” is defined as (i) the consummation of a merger or consolidation of the Company with or into another entity; (ii) the sale of all or substantially all of the assets of the Company; (iii) the dissolution, liquidation or winding up of the Company; or (iv) sale or other transfer of 50% or more of the combined voting power of the Company’s then outstanding voting securities to “any one person or more than one person acting as a group” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)) other than a person that is a stockholder of the Company (or affiliate of a stockholder of the Company) as of your first day of employment, which sale or transfer results in the transfer of the power to elect a majority of the members of the Company’s Board of Directors (any of the events in (i) through (iv) a “Transaction”). The foregoing notwithstanding, a Transaction does not constitute a “Change in Control” if immediately after the Transaction, a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such Transaction, in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the Transaction.

5. Termination Without Cause or Resignation for Good Reason. If your employment with the Company is terminated by the Company without Cause, or in the event of your resignation for Good Reason, then, subject to the conditions set forth in this Section 5, you will become eligible to receive

(a) severance pay in an aggregate amount equal to twelve (12) months of your Base Salary, to be paid in equal installments at your then Base Salary rate (determined without regard to any reduction giving rise to your right to resign for Good Reason) in accordance with the Company’s regular payroll cycle for 12 months following the date of your termination of employment. The severance payments will commence within 60 days after your termination date and, once they commence, will include any unpaid amounts accrued from the termination date; however, if the 60 day-period described in the preceding clause spans two calendar years, then the payments will in any event begin in the second calendar year;

(b) if you timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your termination of employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the twelve-month period following your termination of employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (provided that, to the extent the Company or you would otherwise be subject to penalty under applicable law or regulation due to this clause (B), the Company may instead pay you a monthly payment equal to the monthly premium for you and your dependents under the Company’s health insurance plans); and

(c) continued vesting (or accelerated vesting if so determined by the Company) to the next vesting period that occurs after the effective date of your termination for each option award outstanding unless the Change in Control Vesting applies (collectively, “Severance Pay”).

For purposes of this Agreement, “Cause” is defined as any of the following:

(i)	any act or omission that constitutes a material breach by you of your obligations under this Agreement or any other material agreement between you and the Company;

(ii)

your willful failure or willful refusal to perform the lawful duties required of you as an employee of the Company (and consistent with your position as Chief Financial Officer) to the reasonable satisfaction of the Company, other than any such failure resulting from incapacity due to physical or mental illness;

(iii)	any material violation by you of any:

(x) material written policy, rule or regulation of the Company or

(y) any law or regulation applicable to the business of the Company of which you have knowledge, or should have knowledge based on your position as Chief Financial Officer;

(iv)

your act or omission constituting fraud, material dishonesty, breach of fiduciary duty, gross negligence, willful misconduct or intentional misrepresentation in relation to your duties to the Company; and/or

(v)	your conviction of, or plea of guilty or nolo contendere to, any crime which constitutes a felony or crime of moral turpitude.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured (including an event described in clause (v) above) you will have 10 days from the delivery of written notice by the Company within which to cure any acts constituting Cause prior to any termination by the Company for Cause.

All Severance Pay or other post-termination compensation is, in each case, subject to required withholding.

For purposes of this Agreement, “Good Reason” is defined as any of the following occurring without your prior written consent:

(i)	a subsequent relocation of your position to a location that is outside of the state of Utah;

(ii)	significant diminution of job function, reporting relationship or scope, including, without limitation:

(A)

removal of you from the position of the Chief Financial Officer of the Company, provided that, following a Change in Control (as defined in the Plan), it shall not be Good Reason pursuant to this clause (ii)(A) as long as you remain Chief Financial Officer of the business line, subsidiary or division represented by the Company’s business or

(B)

your failure to report directly to the Chief Executive Officer (or principal executive officer, regardless of title) of the Company, provided that, following a Change in Control, it shall not be Good Reason pursuant to this clause (ii)(B) as long as you report directly to the Chief Executive Officer (or principal executive officer, regardless of title) of the business line, subsidiary or division represented by the Company’s business; and/or

(iii)

a decrease in base salary compensation (other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions, up to a maximum reduction of 10%) or your Target Bonus opportunity as a percentage of your base salary (or your maximum annual bonus opportunity), in each case, provided that you provide notice of such circumstances to the Company’s Chief Executive Officer (or principal executive officer, regardless of title) within 120 days of such circumstances’ occurrence, the Company fails to cure such circumstances within 30 days of receipt of such notice and you resign within 180 days of such circumstances coming into existence.

Severance Pay does not entitle you to any other ongoing benefits from the Company (except as outlined above or as otherwise provided herein) and you will not be an employee of the Company for any purpose during any period that you are receiving Severance Pay. In order to receive Severance Pay, you must:

(iv)

sign and deliver to the Company a full general release of all claims in substantially the form to be provided by the Company (the “General Release”), and any revocation period, if any, applicable to the General Release must have expired) within the time period specified by the Company;

(v)	cooperate with the orderly transfer of your duties as reasonably requested by the Company for a period not to exceed three months, and;

(vi)	return all Company property by a date specified by the Company.

For the avoidance of doubt, upon any termination of your employment you shall be entitled to payment of your Base Salary through your termination date, payment of any accrued but unused vacation days (if and to the extent you have any vacation days accrued in accordance with the Company’s then-current vacation policy), reimbursement of any unreimbursed business expenses, and any vested benefits or entitlements pursuant to any applicable Company plan, policy or other agreement.

6. Restrictive Covenants.

(a) Confidentiality: You agree and understand that in your position with the Company, you have been and will be exposed to and has and will receive information relating to the confidential affairs of the Company, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and other forms of information considering by the Company to be confidential or in the nature of trade secrets (including, without limitations, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and markets plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that (i) is generally known to the public or within the relevant trade or industry other than due to your violation of this Section 6(a) or disclosure by a third party who is known by you to owe the Company an obligation of confidentiality with respect to such information, (ii) was known by or in the possession of you prior to disclosure by the Company or (iii) was or is independently developed by you, without reference to or use of any of the Company’s Confidential Information. You agree that at all times during your employment with the Company and thereafter, you shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with your employment with the Company, unless required by law to disclosure such information, in which case you shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographic or territorial restriction. Upon termination of your employment with the Company, you shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, discs, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you during or prior to your employment with the Company, and any copies there in your (or reasonably capable of being reduced to your) possession; provided, that nothing herein or otherwise shall prevent you from retaining and utilizing: documents relating to your personal benefits, entitlements and obligations; documents relating to your personal tax obligations; your desk calendar, rolodex and the like; and such other records and documents as may reasonably be approved by the Company. Notwithstanding the foregoing, nothing herein shall prevent you from disclosing Confidential Information to the extent required by law. Additionally, nothing herein shall preclude your right to communicate, cooperate or file a complaint with any U.S. federal, state or local government or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulations, or otherwise make disclosure to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein shall preclude your right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program, You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in any related court proceeding, provided that you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

(b) Non-Competition: By and in consideration of the Company entering into this Agreement, and in further consideration of your exposure to the Confidential Information, you agree that you shall not, during the term of employment and for a period of twenty-four (24) months after your termination of employment for any reason, (the “Restricted Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractors, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that, in no event shall (i) ownership by you of two percent or less the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 6(b), so long as you do not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof or (ii) being employed by an entity, standing alone, be prohibited by this Section 6(b), so long as the entity has more than one discrete and readily distinguishable part of its business and your duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise. For purposes of this Agreement, “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in (or has taken material steps to engage in) a business which is in competition with a business of the Company or any of its affiliates in any country or territory in which the Company or any of its affiliates markets any of its services or products or has taken material steps to market any of its services or products in such country or territory. During the Restricted Period, upon request of the company, you shall notify the Company of your then-current employment status. The Restricted Period shall be tolled for any period during which you are in breach of this Section 6(b).

(c) Remedies: You agree that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; you therefore also agree that in the event of said breach or any threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by you and/or any and all Persons acting for and/or with you, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from you. You and the Company further agree that the provisions of the covenants contained in this Section 6 are reasonable and necessary to protect the businesses of the Company because of your access to the Confidential Information and your material participation in the operation of such businesses.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although the Company’s personnel policies and procedures to the extent not inconsistent herewith, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(c) Section 409A. It is the intent of the parties that this Agreement is interpreted such that it is either exempt from or complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner which does not impose any additional taxes, interest or penalties on you pursuant to Section 409A of the Code and its implementing notices and regulations and it shall be interpreted consistent with this intent. Each salary continuation payment under Section 5 is hereby designated as a separate payment. Notwithstanding any other provision of this Agreement to the contrary, any payment or benefit described herein which represents a “deferral of compensation” within the meaning of Section 409A of the Code shall only be paid or provided to you if you have incurred a “separation from service” in accordance with Section 409A of the Code. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your termination, then (i) the salary continuation payments under Section 5, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your “separation from service” date or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

9. Interpretation, Amendment and Enforcement. This letter agreement and the Proprietary Information and Inventions Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Utah law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Utah in connection with any Dispute or any claim related to any Dispute. In the event of a conflict between any provision of this Agreement and the provision of any Company policy, plan, arrangement or other agreement, the provisions of this Agreement shall control. This Agreement shall be binding upon and inure to the benefit of the Company and you and your respective successors and assigns.

10. Coverage Under Directors’ and Officers’ Liability Insurance Policies. The Company agrees to maintain directors’ and officers’ liability insurance policies covering you on a basis no less favorable than provided to other senior executives, which coverage shall continue as to you event if you have ceased to be an officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.

* * * *

If you have any questions, please feel free to reach out.

Kind Regards,

/s/ [•]

iFit Health & Fitness Inc

By:
Title:

I have read and accept this employment offer:

Signature of Employee

Dated: